April 19, 2012
Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports First-Quarter 2012 Financial Results

Net Income of $653 million, or $0.03 Per Diluted Share

Results Include Negative Valuation Adjustments of $4.8 Billion Pretax, or $0.28 Per Share, From the Narrowing of the Company's Credit Spreads

Fortress Balance Sheet Strengthened; Record Tier 1 Common Equity Ratio of 10.78 Percent

Global Excess Liquidity Sources Increased to a Record $406 Billion; Time-to-Required Funding Improved to 31 Months

Strong Performance in Global Markets; Sales and Trading Revenue Excluding DVA Third Highest Since Merrill Lynch Acquisition

Investment Bank Ranked No. 2 in Global Net Investment Banking Fees

Average U.S. Commercial Loans With Corporate and Commercial Clients Increased for the Fifth
Consecutive Quarter, Reflecting 3 Percent Growth From the Fourth Quarter of 2011

Global Wealth and Investment Management Earns $547 Million, Second-Highest Quarterly Net Income Since Merrill Lynch Acquisition

Provision for Credit Losses Declines to Lowest Level Since Third Quarter of 2007 as Credit Quality Continues to Improve

CHARLOTTE — Bank of America Corporation today reported net income of $653 million, or $0.03 per diluted share, for the first quarter of 2012. Revenue, net of interest expense, on a fully taxable-equivalent (FTE)1 basis was $22.5 billion, including negative valuation adjustments related to changes in the company's credit spreads of $4.8 billion pretax, or $0.28 a share.

1    Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 23-26 of this press release. Total revenue, net of interest expense on a GAAP basis, was $22.3 billion and $26.9 billion for the three months ended March 31, 2012 and 2011. Total revenue, net of interest expense, FTE basis excluding DVA and FVO adjustments is a non-GAAP financial measure. For a reconciliation to GAAP financial measures, refer to page 2 of this press release.

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The results compare to net income of $2.0 billion, or $0.17 per diluted share, in the year-ago quarter on revenue of $27.1 billion when the company reported negative valuation adjustments of $943 million, or $0.06 per share. Excluding the valuation adjustments from both periods, revenue was down 3 percent in the first quarter of 2012 to $27.3 billion2.

“By focusing on building strong customer and client relationships, we're doing more business and winning in the marketplace,” said Chief Executive Officer Brian Moynihan. “Our strategy is paying off: With the economy steadily improving and because of the work we have done to strengthen and simplify our company, we saw improved profitability in all of our businesses this quarter compared to the fourth quarter of last year.”

“The narrowing of our credit spreads reflects the significant progress we've made to strengthen the balance sheet," said Chief Financial Officer Bruce Thompson. "During the quarter, we increased our Tier 1 common equity ratio by 92 basis points from the prior quarter, improved our liquidity to record levels and continued to reduce risk-weighted assets. While the improvement in our credit spreads results in a negative adjustment to earnings this quarter, it should not overshadow the positive momentum that we are seeing in our businesses."

Selected Financial Highlights

	Three Months Ended
(Dollars in millions except per share data)	March 31 2012	December 31 2011	March 31 2011
Net interest income, FTE basis[1]	$11,053	$10,959	$12,397
Noninterest income	11,432	14,187	14,698
Total revenue, net of interest expense, FTE basis	22,485	25,146	27,095
Total revenue, net of interest expense, FTE basis excluding DVA and FVO valuation adjustments[2]	27,258	26,434	28,038
Provision for credit losses	2,418	2,934	3,814
Noninterest expense	19,141	19,522	20,283
Net income	653	1,991	2,049
Diluted earnings per common share	$0.03	$0.15	$0.17

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 23-26 of this press release. Net interest income on a GAAP basis was $10.8 billion, $10.7 billion and $12.2 billion for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011. Total revenue, net of interest expense on a GAAP basis, was $22.3 billion, $24.9 billion and $26.9 billion for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011.

[2]
Total revenue, net of interest expense, FTE basis excluding DVA and FVO adjustments is a non-GAAP financial measure. DVA losses were $1.5 billion, $474 million and $357 million for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011. Valuation losses related to FVO were $3.3 billion, $814 million and $586 million for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011.

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The following selected items affected financial results in the first quarter of 2012.

Selected First-Quarter 2012 Items[1]
(Dollars in billions)
Gains on debt and trust-preferred repurchases	$1.2
Equity investment income	0.8
Net gains on sales of debt securities	0.8
Fair value adjustment on structured liabilities	(3.3)
Debit valuation adjustments (DVA) on trading liabilities	(1.5)
Annual retirement-eligible compensation costs	(0.9)
Litigation expense	(0.8)

[1]	All items pretax.

Key Business Highlights

The company made significant progress in the first quarter of 2012 in line with its operating principles, including the following developments:

Be customer-driven

•
Bank of America extended approximately $102 billion in credit in the first quarter of 2012. This included $66.6 billion in commercial non-real estate loans, $15.2 billion in residential first mortgages, $8.9 billion in commercial real estate loans, $4.4 billion in U.S. consumer and small business card, $760 million in home equity products and $5.9 billion in other consumer credit.

•
The $15.2 billion in residential first mortgages funded in the first quarter helped nearly 63,000 homeowners either purchase a home or refinance an existing mortgage. This included almost 5,000 first-time homebuyer mortgages originated by retail channels, and more than 17,000 mortgages to low- and moderate-income borrowers. Approximately 16 percent of funded first mortgages were for home purchases and 84 percent were refinances.

•
The company originated approximately $1.6 billion in small business loans and commitments and hired over 100 small business bankers in the first quarter of 2012 to further support small business customers, bringing the total number of small business bankers hired to more than 700.

•	The company raised $159 billion in capital for clients in the first quarter of 2012 which helped clients support the economy.

•	Average deposit balances were up $7 billion from the first quarter of 2011 to $1.03 trillion.

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•
The company continued to deepen relationships with customers and clients. The number of mobile banking customers rose 39 percent from the year-ago quarter to 9.7 million customers, and the number of new U.S. consumer credit card accounts opened in the first quarter of 2012 was up 19 percent from the year-ago quarter.

•
Bank of America added more than 200 Financial Advisors in the first quarter of 2012, bringing the total number of Financial Advisors to nearly 17,500. The total number of client-facing professionals in Global Wealth and Investment Management, including those Financial Advisors in Consumer and Business Banking, rose for the eleventh consecutive quarter.

•	The company continued to expand relationships with corporate banking clients, with average loans and leases up 24 percent and average deposit balances up 2 percent from the first quarter of 2011.

•
Bank of America Merrill Lynch (BAML) was ranked No. 2 globally in net investment banking fees in the first quarter of 2012, including self-led deals, with a 6.2 percent market share, as reported by Dealogic. Also, BAML was No. 1 in the EMEA first-quarter 2012 syndicated loan league tables for the first time in the company’s history.

•
BAML participated in 106 municipal issuances in the first quarter of 2012, according to Thomson Financial, helping state and local governments raise nearly $11 billion for improvements to various infrastructure projects such as highways, bridges and schools.

Continue to build a fortress balance sheet

•
Regulatory capital ratios increased significantly, with the Tier 1 common equity ratio increasing to 10.78 percent in the first quarter of 2012, up 92 basis points from the fourth quarter of 2011 and 214 basis points higher than the first quarter of 2011. Tier 1 capital ratio was 13.37 percent in the first quarter of 2012, compared to 12.40 percent in the fourth quarter of 2011 and 11.32 percent in the first quarter of 2011.

•
The company continued to maintain strong liquidity in the first quarter of 2012 while positioning the balance sheet for significant debt reductions. Global Excess Liquidity Sources increased to $406 billion at March 31, 2012, up from $378 billion at December 31, 2011 and $386 billion at March 31, 2011. Long-term debt declined to $355 billion at March 31, 2012 from $372 billion at December 31, 2011 and $434 billion at March 31, 2011.

•
Time-to-required funding increased to 31 months at March 31, 2012 from 29 months at December 31, 2011 and 25 months at March 31, 2011. The company remains well positioned to address upcoming debt maturities, including the remaining $24 billion related to the Temporary Liquidity Guarantee Program that matures in the second quarter of 2012.

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Manage risk well

•	The company continued to focus on strengthening its risk culture in the first quarter of 2012, continuing to drive accountability deeply into the company in all matters of risk.

•
The provision for credit losses declined 37 percent from the year-ago quarter, reflecting improved credit quality across all major consumer and commercial portfolios and the impact of underwriting changes implemented over the past several years.

•
The allowance for loan and lease losses to annualized net charge-off coverage ratio was 1.97 times in the first quarter of 2012, compared with 2.10 times in the fourth quarter of 2011 and 1.63 times in the first quarter of 2011. Excluding purchased credit-impaired loans, the allowance to annualized net charge-off coverage ratio was 1.43 times, 1.57 times and 1.31 times for the same periods, respectively.

•
The company continued to manage its sovereign and non-sovereign exposures in Europe. Total exposure to Greece, Italy, Ireland, Portugal and Spain, including net credit default protection, declined to $9.8 billion at March 31, 2012, compared to $10.3 billion at December 31, 2011 and $11.5 billion at March 31, 2011.

Deliver for our shareholders

•
The company continued to focus on strengthening the balance sheet by increasing capital, building liquidity and maintaining strong reserve levels. The benefits of this strategy were reflected in the 2012 Comprehensive Capital Analysis and Review.

•	Earnings, excluding DVA and FVO adjustments, improved in the first quarter of 2012 from the fourth quarter of 2011 as all five of the company's businesses reported improved profitability.

•
The company retired $4.2 billion of debt for cash and exchanged $730 million of trust-preferred securities for cash and common stock that resulted in total gains on debt retirement of $1.2 billion. These actions, combined with preferred stock exchanges, increased Tier 1 common equity by $1.7 billion, or approximately 13 basis points, in the first quarter of 2012.

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Manage efficiency well

•
Noninterest expense declined to $19.1 billion in the first quarter of 2012 from $19.5 billion in the fourth quarter of 2011 and $20.3 billion in the first quarter of 2011 as the company continued to focus on streamlining and simplifying its businesses.

•
The company continued to approve and implement employee-generated ideas as part of Project New BAC. To date, approximately 570 of the more than 2,000 Phase 1 decisions have already been implemented and Phase 2 evaluations, which began in the fourth quarter of 2011, are nearing completion.

•
At March 31, 2012, the company had 278,688 full-time employees, down 3,103 from the end of the prior quarter, and 10,225 lower than at March 31, 2011. Excluding FTE increases to staff the Legacy Assets and Servicing team to handle increasing government and private programs for housing, the number of full-time employees is down nearly 5,600 from December 31, 2011 and 20,000 from the year-ago quarter.

Business Segment Results

The company reports results through five business segments: Consumer and Business Banking (CBB), Consumer Real Estate Services (CRES), Global Banking, Global Markets, and Global Wealth and Investment Management (GWIM), with the remaining operations recorded in All Other.

Effective January 1, 2012, the basis of presentation was changed from six segments to five segments. Consumer and Business Banking is made up of the former Deposits and Card Services segments, as well as Business Banking, which was previously part of the Global Commercial Banking segment. The remaining businesses in the Global Commercial Banking segment were combined with the Global Corporate and Investment Banking business, which was included in the former Global Banking and Markets (GBAM) segment to form Global Banking. Global Markets, also part of the former GBAM segment, is now reported as a standalone segment. In addition, certain management accounting methodologies and related allocations were refined. Prior period results have been reclassified to conform to current period presentation.

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Consumer and Business Banking

	Three Months Ended
(Dollars in millions)	March 31 2012	December 31 2011	March 31 2011
Total revenue, net of interest expense, FTE basis	$7,420	$7,605	$8,464
Provision for credit losses	877	1,297	661
Noninterest expense	4,246	4,426	4,561
Net income	1,454	1,243	2,041
Return on average equity	11.05%	9.31%	15.41%
Return on average economic capital[1]	26.15	22.10	36.10
Average loans	$141,578	$147,150	$160,976
Average deposits	466,239	459,819	457,037

	At March 31, 2012	At December 31, 2011	At March 31, 2011
Client brokerage assets	$73,422	$66,576	$66,703

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 23-26 of this press release.

Business Highlights

•
The number of new U.S. consumer credit card accounts opened in the first quarter of 2012 was up 19 percent from the year-ago quarter, and more than 1 million BankAmericard Cash Rewards cards have been issued since its introduction in the third quarter of 2011.

•
The company originated approximately $1.6 billion in small business loans and commitments and hired more than 100 small business bankers in the first quarter of 2012, reflecting the company's continued focus on supporting small businesses.

•	The number of mobile banking customers continued to grow in the first quarter of 2012, with total mobile banking customers increasing 39 percent from a year ago to 9.7 million customers.

•
Average deposit balances increased $9.2 billion from the year-ago quarter, driven by growth in liquid products in a low-rate environment. The rates paid on deposits declined 10 basis points in the first quarter of 2012 from the year-ago quarter due to pricing discipline and a shift in the mix of deposits.

Financial Overview

Consumer and Business Banking reported net income of $1.5 billion, down $587 million from the year-ago quarter, due to lower revenue and higher credit costs, partially offset by lower noninterest expense.

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Revenue of $7.4 billion was down $1.0 billion from the year-ago quarter, driven by lower noninterest income of $523 million primarily from the implementation of debit card interchange fee rules as a result of the Durbin Amendment, and a decrease in net interest income of $521 million, primarily from lower average loans and yields. Provision for credit losses, primarily within the Card Services business, increased $216 million from the year-ago quarter to $877 million, reflecting lower reserve reductions in the current period. Noninterest expense was down $315 million from the year-ago quarter to $4.2 billion primarily due to lower FDIC, marketing and operating expenses.

Consumer Real Estate Services

	Three Months Ended
(Dollars in millions)	March 31 2012	December 31 2011	March 31 2011
Total revenue, net of interest expense, FTE basis	$2,674	$3,276	$2,063
Provision for credit losses	507	1,001	1,098
Noninterest expense	3,905	4,573	4,777
Net loss	(1,145)	(1,444)	(2,400)
Average loans	110,755	116,993	120,560

	At March 31, 2012	At December 31, 2011	At March 31, 2011
Period-end loans	$109,264	$112,359	$118,749

Business Highlights

•	Bank of America funded $16.0 billion in residential home loans and home equity loans during the first quarter of 2012.

•
The mortgage portfolio serviced for investors declined to $1.3 trillion at the end of the first quarter of 2012 from $1.4 trillion at the end of the fourth quarter of 2011 and $1.6 trillion at the end of the first quarter of 2011. Capitalized mortgage servicing rights (MSR) as a percent of the portfolio declined from 95 basis points at March 31, 2011, to 58 basis points at March 31, 2012. The MSR balance was $7.6 billion at March 31, 2012, compared with $7.4 billion at December 31, 2011 and $15.3 billion at March 31, 2011.

•
The company continued to make progress on certain legacy issues. The number of 60+ day delinquent first mortgage loans serviced by Legacy Assets and Servicing declined to 1.09 million at the end of the first quarter of 2012 from 1.16 million at the end of the fourth quarter of 2011 and 1.30 million at the end of the first quarter of 2011.

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Financial Overview

Consumer Real Estate Services reported a net loss of $1.1 billion for the first quarter of 2012, compared to a net loss of $2.4 billion for the same period in 2011. The net loss is driven by continued high costs of managing delinquent and defaulted loans in the servicing portfolio combined with costs associated with managing other legacy mortgage exposures.

Revenue increased to $2.7 billion from $2.1 billion in the first quarter of 2011. The increase in revenue was primarily driven by higher mortgage banking income, partially offset by lower insurance income due to the sale of Balboa Insurance in mid-2011. Mortgage banking income increased due to lower representations and warranties provision, higher core production income and higher servicing income driven by more favorable MSR results, net of hedges. While CRES loan fundings declined by 76 percent compared to the same period in 2011, largely due to the exit from the correspondent channel, core production revenue increased due to the higher margins on direct originations.

Representations and warranties provision was $282 million in the first quarter of 2012, compared to $1.0 billion in the first quarter of 2011, which included the impact of higher estimated repurchase rates related to the GSEs combined with increased experience with a monoline insurer. Provision for credit losses in the first quarter of 2012 decreased $591 million from the year-ago quarter to $507 million, driven by lower reserve additions related to the Countrywide purchased credit-impaired home equity portfolio and improved portfolio trends.

Noninterest expense decreased 18 percent to $3.9 billion, primarily due to lower mortgage-related assessments and waivers costs and litigation expense as well as lower direct production expenses due to the exit from correspondent lending at the end of 2011. These declines were partially offset by higher default related servicing expenses.

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Global Banking

	Three Months Ended
(Dollars in millions)	March 31 2012	December 31 2011	March 31 2011
Total revenue, net of interest expense, FTE basis	$4,451	$4,003	$4,702
Provision for credit losses	(238)	(256)	(123)
Noninterest expense	2,178	2,137	2,309
Net income	1,590	1,337	1,584
Return on average equity	13.79%	11.34%	13.00%
Return on average economic capital[1]	30.68	25.06	26.46
Average loans and leases	$277,096	$276,844	$256,846
Average deposits	237,532	240,732	225,785

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 23-26 of this press release.

Business Highlights

•
Bank of America Merrill Lynch (BAML) was ranked No. 2 globally in net investment banking fees, including self-led deals, in the first quarter of 2012, according to Dealogic. During the first quarter of 2012, BAML was among the top three banks globally in high-yield corporate debt, leveraged loans, convertible debt, investment-grade corporate debt, asset-backed securities and syndicated loans.

•	Average loans and leases increased $20.3 billion, or 8 percent, and average deposits rose $11.7 billion, or 5 percent, from the year-ago quarter.

•
Credit quality continued to improve as nonperforming assets declined by $2.7 billion, or 39 percent, and total reservable criticized loans declined by $12.4 billion, or 41 percent, compared to the year-ago quarter.

Financial Overview

Global Banking reported net income of $1.6 billion, in line with the year-ago quarter, as lower noninterest expense and lower credit costs from improved asset quality offset the decline in revenue. Revenue was $4.5 billion, down 5 percent from the year-ago quarter, primarily due to lower investment banking fees and accretion on certain acquired portfolios. Noninterest expense was $2.2 billion, down 6 percent from the year-ago quarter, primarily from lower personnel expense.

The provision for credit losses was a benefit of $238 million in the first quarter of 2012, compared with a benefit of $123 million in the prior-year quarter, primarily due to continued improvement in asset quality in the commercial real estate portfolio.

Firm-wide investment banking fees, including self-led deals, declined to $1.3 billion from $1.6 billion in the year-ago quarter, mainly due to lower advisory and equity underwriting fees.

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Corporate Bank and Commercial Bank revenues of $1.5 billion and $2.1 billion continued to remain strong. Average loans and leases increased $20.3 billion, or 8 percent from the year-ago quarter due to growth in both domestic and international corporate loans and international trade finance. Average deposits increased $11.7 billion, or 5 percent, from the first quarter of 2011 as balances continued to grow from excess market liquidity and limited alternative investment options. Treasury Services revenue remained strong in the first quarter of 2012 at $1.6 billion, up 3 percent from the fourth quarter of 2011 and 8 percent higher than the prior-year quarter.

Global Markets

	Three Months Ended
(Dollars in millions)	March 31 2012	December 31 2011	March 31 2011
Total revenue, net of interest expense, FTE basis	$4,193	$1,805	$5,272
Total revenue, excluding DVA losses[1]	5,627	2,279	5,629
Provision for credit losses	(20)	(18)	(33)
Noninterest expense	3,076	2,893	3,114
Net income (loss)	798	(768)	1,394
Return on average equity	18.19%	n/m	22.02%
Return on average economic capital[2]	23.54	n/m	25.99
Total average assets	$557,911	$552,190	$581,074

[1]	DVA losses for Global Markets were $1.4 billion, $474 million and $357 million for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011.

[2]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 23-26 of this press release.
n/m = not meaningful

Business Highlights

•	Sales and trading revenue, excluding DVA, was $5.2 billion in the first quarter of 2012, compared to $2.0 billion in the fourth quarter of 2011 and $5.0 billion in the first quarter of 2011.

•
FICC revenue, excluding DVA, was $4.1 billion in the first quarter of 2012, up from $1.3 billion in the fourth quarter of 2011 and $3.7 billion in the first quarter of 2011, reflecting increases in almost all product categories.

Financial Overview

Global Markets revenue more than doubled from the fourth quarter of 2011 to $4.2 billion, but was down 20 percent from the prior-year quarter due to significantly higher DVA losses in the first quarter of 2012. Excluding DVA, revenue was $5.6 billion in the first quarter of 2012, compared with $2.3 billion in the fourth quarter of 2011 and $5.6 billion in the first quarter of 2011.

Net income was $798 million in the first quarter of 2012, including $1.4 billion in DVA losses. This compares with net income of $1.4 billion in the year-ago quarter, which included DVA losses of $357 million. Noninterest expense of $3.1 billion was relatively flat compared to the year-ago quarter.

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Fixed Income, Currency and Commodities sales and trading revenue, excluding DVA losses, was $4.1 billion, an increase of $432 million compared to the prior year. The increase reflected improving global markets sentiment as the European debt crisis stabilized coupled with favorable news regarding the U.S. economic environment. Equities sales and trading revenue, excluding DVA losses, was $1.1 billion, a decline of $233 million from the year-ago quarter. Although market share increased in the U.S. and EMEA, the revenue decrease was driven by overall lower market volumes and commissions.

Global Wealth and Investment Management

	Three Months Ended
(Dollars in millions)	March 31 2012	December 31 2011	March 31 2011
Total revenue, net of interest expense, FTE basis	$4,360	$4,167	$4,496
Provision for credit losses	46	118	46
Noninterest expense	3,450	3,637	3,589
Net income	547	259	542
Return on average equity	12.78%	5.78%	12.26%
Return on average economic capital[1]	33.81	14.73	30.98
Average loans	$103,036	$102,709	$100,852
Average deposits	252,705	250,040	258,719

(in billions)	At March 31, 2012	At December 31, 2011	At March 31, 2011
Assets under management	$693.0	$647.1	$664.6
Total client balances[2]	2,241.3	2,139.2	2,230.4

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 23-26 of this press release.

[2]	Total client balances are defined as assets under management, assets in custody, client brokerage assets, client deposits and loans.

Business Highlights

•	Net income of $547 million was the second-highest since the Merrill Lynch acquisition, driven by solid revenue and expense discipline.

•	Pretax margin for the first quarter of 2012 was 19.8 percent, compared with 19.2 percent in the year-ago quarter.

•	Long-term Assets Under Management flows of $7.8 billion were the second-highest since the Merrill Lynch acquisition.

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Financial Overview

Global Wealth and Investment Management net income was comparable to the year-ago quarter while revenue was down 3 percent to $4.4 billion largely as a result of lower transactional activity compared to the year-ago quarter.

Noninterest expense decreased 4 percent from the year-ago quarter to $3.5 billion, due to lower FDIC expense and other volume-driven expenses, lower litigation costs, and other reductions related to expense discipline, partially offset by expenses related to the build-out of the business. The provision for credit losses remained flat at $46 million from the year-ago quarter.

Assets Under Management rose $28.0 billion to $693.0 billion from the year-ago quarter driven by long-term AUM flows, while average loan balances were up $2.2 billion from the year-ago quarter to $103.0 billion.

All Other 1

	Three Months Ended
(Dollars in millions)	March 31 2012	December 31 2011	March 31 2011
Total revenue, net of interest expense, FTE basis	$(613)	$4,290	$2,098
Provision for credit losses	1,246	792	2,165
Noninterest expense	2,286	1,856	1,933
Net income (loss)	(2,591)	1,364	(1,112)
Total average loans	264,113	272,808	288,301

[1]
All Other consists of two broad groupings, Equity Investments and Other. Equity Investments includes Global Principal Investments, strategic and other investments. Other includes liquidating businesses, merger and restructuring charges, ALM functions (i.e., residential mortgage portfolio and investment securities) and related activities (i.e., economic hedges, fair value option on structured liabilities), and the impact of certain allocation methodologies. Other also includes certain residential mortgage and discontinued real estate products that are managed by Legacy Assets and Servicing within Consumer Real Estate Services.

All Other reported a net loss of $2.6 billion in the first quarter of 2012, compared to a net loss of $1.1 billion for the same period a year ago, primarily due to an increase in negative fair value adjustments on structured liabilities to $3.3 billion in the current period compared to $586 million in the year-ago quarter, partially offset by $1.2 billion of gains resulting from the repurchase of certain debt and trust-preferred securities for cash and common shares. Equity investment income decreased to $417 million in the first quarter of 2012 from $1.4 billion in the year-ago quarter, as the year-ago quarter included a gain on an equity investment.

Provision for credit losses decreased $919 million to $1.2 billion, driven primarily by lower reserve additions to the Countrywide purchased credit-impaired discontinued real estate and residential mortgage portfolios, as well as improvement in delinquencies and bankruptcies in the non U.S. credit card portfolio.

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Corporate Overview

Revenue and Expense

	Three Months Ended
(Dollars in millions)	March 31 2012	December 31 2011	March 31 2011
Net interest income, FTE basis[1]	$11,053	$10,959	$12,397
Noninterest income	11,432	14,187	14,698
Total revenue, net of interest expense, FTE basis	22,485	25,146	27,095
Total revenue, net of interest expense, FTE basis excluding DVA and FVO valuation adjustments[2]	27,258	26,434	28,038
Noninterest expense	19,141	19,522	20,283
Net income	653	1,991	2,049

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 23-26 of this press release. Net interest income on a GAAP basis was $10.8 billion, $10.7 billion and $12.2 billion for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011. Total revenue, net of interest expense on a GAAP basis, was $22.3 billion, $24.9 billion and $26.9 billion for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011.

[2]
Total revenue, net of interest expense, FTE basis excluding DVA and FVO adjustments is a non-GAAP financial measure. DVA losses were $1.5 billion, $474 million and $357 million for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011. Valuation losses related to FVO were $3.3 billion, $814 million and $586 million for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011.

Revenue, net of interest expense, on an FTE basis fell 17 percent from the first quarter of 2011, driven by $4.8 billion in negative valuation adjustments and lower net interest income compared to the year-ago quarter. Excluding the valuation adjustments in both periods, revenue was $27.3 billion in the first quarter of 2012, compared to $28.0 billion in the first quarter of 20112.

Net interest income on an FTE basis decreased 11 percent from the year-ago quarter. The net interest yield fell 16 basis points from the year-ago quarter, driven primarily by lower consumer loan balances and yields. This was partially offset by a reduction in long-term debt balances.

Noninterest income decreased $3.3 billion from the year-ago quarter, driven by $3.3 billion in negative valuation adjustments on structured liabilities and $1.5 billion in DVA losses. Additionally, equity investment income declined as the year-ago quarter included gains on the sale of certain equity investments and insurance income declined primarily due to the sale of Balboa Insurance in mid-2011 combined with the additional provision related to payment protection insurance claims in the U.K. in the current quarter. Mortgage banking income increased due to lower representations and warranties provision compared to the year-ago quarter.

Noninterest expense decreased $1.1 billion, or 6 percent from the year-ago quarter, to $19.1 billion primarily due to lower litigation expense and a reduction in mortgage-related assessments and waivers costs.

Income tax expense for the first quarter of 2012 was $66 million, resulting in a 9.2 percent effective tax rate. The effective tax rate during the quarter was driven by $128 million of discrete tax benefits and by the impact of recurring tax preference items.

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Credit Quality

	Three Months Ended
(Dollars in millions)	March 31 2012	December 31 2011	March 31 2011
Provision for credit losses	$2,418	$2,934	$3,814
Net charge-offs	4,056	4,054	6,028
Net charge-off ratio[1]	1.80%	1.74%	2.61%

	At March 31, 2012	At December 31, 2011	At March 31, 2011
Nonperforming loans, leases and foreclosed properties	$27,790	$27,708	$31,643
Nonperforming loans, leases and foreclosed properties ratio[2]	3.10%	3.01%	3.40%
Allowance for loan and lease losses	$32,211	$33,783	$39,843
Allowance for loan and lease losses ratio[3]	3.61%	3.68%	4.29%

[1]	Net charge-off/loss ratios are calculated as net charge-offs divided by average outstanding loans and leases during the period; quarterly results are annualized.

[2]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[3]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve in the first quarter of 2012, with net charge-offs declining across most major portfolios, compared to the first quarter of 2011. Provision for credit losses decreased significantly from a year ago. Additionally, 30+ day performing delinquent loans, excluding Federal Housing Administration-insured loans and long-term standby agreements, declined across all major portfolios, and reservable criticized balances also continued to decline, down 38 percent from the year-ago period.

Net charge-offs were flat at $4.1 billion in the first quarter of 2012 from the fourth quarter of 2011 and down from $6.0 billion in the first quarter of 2011. The decrease from the year-ago quarter reflected improvement in most major consumer and commercial portfolios. Compared to the prior quarter, improvement in the core commercial portfolios and U.S. credit card loan portfolio was offset by higher recoveries from the sale of previously charged-off U.K. credit card loans occurring in the prior quarter. The year-over-year decrease was primarily driven by fewer delinquent loans, improved collection rates and lower bankruptcy filings across the Card Services portfolio within CBB, as well as lower net charge-offs in both the home equity portfolio, driven by fewer delinquent loans, and core commercial portfolios.

The provision for credit losses declined to $2.4 billion in the first quarter of 2012 from $2.9 billion in the fourth quarter of 2011 and $3.8 billion in the first quarter of 2011. The provision for credit losses for the first quarter of 2012 was $1.6 billion lower than net charge-offs, resulting in a reduction in the allowance for credit loss. This was driven primarily by improvement in bankruptcies and delinquencies across the Card Services portfolio within CBB, reductions in the home equity portfolio and improvement in economic conditions impacting the core commercial portfolio, as evidenced by continued declines in reservable criticized and commercial nonperforming balances.

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The allowance for loan and lease losses to annualized net charge-off coverage ratio decreased in the first quarter of 2012 to 1.97 times, compared with 2.10 times in the fourth quarter of 2011 related to the recoveries occurring in the prior quarter noted above, but increased from 1.63 times in the first quarter of 2011. Excluding purchased credit-impaired loans, the allowance to annualized net charge-off coverage ratio was 1.43 times, 1.57 times and 1.31 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $27.8 billion at March 31, 2012, an increase from $27.7 billion at December 31, 2011 but down from $31.6 billion at March 31, 2011. The increase in the first quarter of 2012 was driven by the reclassification of $1.9 billion in performing junior-lien home equity loans, that had an underlying first-lien loan 90 days or more past due, to nonperforming status, due to interagency supervisory guidance issued by the joint bank regulatory agencies in the first quarter of 2012. This change did not have any impact on the company's allowance or provision expense as the company previously considered the additional risk these loans pose in its reserving process.

Capital and Liquidity Management

(Dollars in millions, except per share information)	At March 31, 2012	At December 31 2011	At March 31, 2011
Total shareholders’ equity	$232,499	$230,101	$230,876
Tier 1 common equity	131,602	126,690	123,882
Tier 1 common equity ratio	10.78%	9.86%	8.64%
Tier 1 capital ratio	13.37	12.40	11.32
Common equity ratio	9.80	9.94	9.42
Tangible book value per share[1]	$12.87	$12.95	$13.21
Book value per share	19.83	20.09	21.15

[1]	Tangible book value per share is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 23-26 of this press release.

The Tier 1 common equity ratio increased significantly during the first quarter to 10.78 percent from 9.86 percent at December 31, 2011 and 8.64 percent at March 31, 2011. The Tier 1 capital ratio was 13.37 percent at March 31, 2012. This compares with 12.40 percent at December 31, 2011 and 11.32 percent at March 31, 2011.

The company's total Global Excess Liquidity Sources increased $28 billion from the end of the fourth quarter of 2011 and $20 billion from the end of the first quarter of 2011 to a record high of $406 billion at March 31, 2012. Time-to-required funding increased to 31 months at March 31, 2012 from 29 months at December 31, 2011 and 25 months at March 31, 2011.

During the first quarter of 2012, a cash dividend of $0.01 per common share was paid and the company recorded $325 million in preferred dividends net of a $44 million benefit on preferred stock exchanges. Period-end common shares issued and outstanding were 10.78 billion and 10.13 billion for the first quarter of 2012 and 2011, respectively.

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Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss first-quarter 2012 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1734 (international) and the conference ID: 79795.

Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 57 million consumer and small business relationships with approximately 5,700 retail banking offices and approximately 17,250 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, including the company's position for long-term growth and include statements about the momentum the company is seeing in its business, that the company expects to continue to make significant progress on its strategy as the economy improves; and that the company remains well positioned to address upcoming debt maturities, including the remaining $24 billion related to the Temporary Liquidity Guarantee Program; and the company's ability to better handle economic uncertainties while continuing to serve customers and clients; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America's 2011 Annual Report on Form 10-K, and in any of Bank of America's subsequent SEC filings: the accuracy and variability of

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estimates and assumptions in determining the expected value of the loss-sharing reinsurance arrangement relating to the agreement with Assured Guaranty LTD and the total cost of the agreement to the company; the company's resolution of certain representations and warranties obligations with the government-sponsored enterprises (GSEs) and the company's ability to resolve the GSEs' remaining claims; the company's ability to resolve its representations and warranties obligations, and any related servicing, securities, fraud, indemnity or other claims with monolines, and private-label investors and other investors, including those monolines and investors from whom the company has not yet received claims or with whom it has not yet reached any resolutions; the company's mortgage modification policies and related results; the timing and amount of any potential dividend increase, including any necessary approvals; adverse changes to the company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of our assets and liabilities; the identification and effectiveness of any initiatives to mitigate the negative impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; the company's ability to limit liabilities acquired as a result of the Merrill Lynch & Co., Inc. and Countrywide Financial Corporation acquisitions; and decisions to downsize, sell or close units or otherwise change the business mix of the company.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (“BofA Global Capital Management”) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://mediaroom.bankofamerica.com.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	First Quarter 2012	Fourth Quarter 2011	First Quarter 2011

Net interest income	$10,846	$10,701	$12,179
Noninterest income	11,432	14,187	14,698
Total revenue, net of interest expense	22,278	24,888	26,877
Provision for credit losses	2,418	2,934	3,814
Goodwill impairment	—	581	—
Merger and restructuring charges	—	101	202
All other noninterest expense (1)	19,141	18,840	20,081
Income before income taxes	719	2,432	2,780
Income tax expense	66	441	731
Net income	$653	$1,991	$2,049
Preferred stock dividends	325	407	310
Net income applicable to common shareholders	$328	$1,584	$1,739

Earnings per common share	$0.03	$0.15	$0.17
Diluted earnings per common share	0.03	0.15	0.17

Summary Average Balance Sheet	First Quarter 2012	Fourth Quarter 2011	First Quarter 2011

Total loans and leases	$913,722	$932,898	$938,966
Debt securities	327,758	332,990	335,847
Total earning assets	1,768,105	1,783,986	1,869,863
Total assets	2,187,174	2,207,567	2,338,538
Total deposits	1,030,112	1,032,531	1,023,140
Common shareholders’ equity	214,150	209,324	214,206
Total shareholders’ equity	232,566	228,235	230,769

Performance Ratios	First Quarter 2012	Fourth Quarter 2011	First Quarter 2011

Return on average assets	0.12%	0.36%	0.36%
Return on average tangible shareholders’ equity (2)	1.67	5.20	5.54

Credit Quality	First Quarter 2012	Fourth Quarter 2011	First Quarter 2011

Total net charge-offs	$4,056	$4,054	$6,028
Net charge-offs as a % of average loans and leases outstanding (3)	1.80%	1.74%	2.61%
Provision for credit losses	$2,418	$2,934	$3,814

	March 31 2012	December 31 2011	March 31 2011

Total nonperforming loans, leases and foreclosed properties (4)	$27,790	$27,708	$31,643
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (3)	3.10%	3.01%	3.40%
Allowance for loan and lease losses	$32,211	$33,783	$39,843
Allowance for loan and lease losses as a % of total loans and leases outstanding (3)	3.61%	3.68%	4.29%

For footnotes, see page 20.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions, except per share data; shares in thousands)

Capital Management	March 31 2012	December 31 2011	March 31 2011

Risk-based capital (5):
Tier 1 common capital (6)	$131,602	$126,690	$123,882
Tier 1 common capital ratio (6)	10.78%	9.86%	8.64%
Tier 1 leverage ratio	7.79	7.53	7.25
Tangible equity ratio (7)	7.48	7.54	6.85
Tangible common equity ratio (7)	6.58	6.64	6.10

Period-end common shares issued and outstanding	10,775,604	10,535,938	10,131,803

	First Quarter 2012	Fourth Quarter 2011	First Quarter 2011

Common shares issued (8)	239,666	401,506	46,648
Average common shares issued and outstanding	10,651,367	10,281,397	10,075,875
Average diluted common shares issued and outstanding	10,761,917	11,124,523	10,181,351
Dividends paid per common share	$0.01	$0.01	$0.01

Summary Period-End Balance Sheet	March 31 2012	December 31 2011	March 31 2011

Total loans and leases	$902,294	$926,200	$932,425
Total debt securities	331,245	311,416	330,776
Total earning assets	1,744,452	1,704,855	1,838,871
Total assets	2,181,449	2,129,046	2,274,532
Total deposits	1,041,311	1,033,041	1,020,175
Total shareholders’ equity	232,499	230,101	230,876
Common shareholders’ equity	213,711	211,704	214,314
Book value per share of common stock	$19.83	$20.09	$21.15
Tangible book value per share of common stock (2)	12.87	12.95	13.21

(1)	Excludes merger and restructuring charges and goodwill impairment charges.

(2)
Return on average tangible shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 23-26.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(4)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Reflects preliminary data for current period risk-based capital.

(6)	Tier 1 common capital ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.

(7)
Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 23-26.

(8)	Includes 400 million of common shares issued as part of the exchange of trust preferred securities and preferred stock during the fourth quarter of 2011.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	First Quarter 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,420	$2,674	$4,451	$4,193	$4,360	$(613)
Provision for credit losses	877	507	(238)	(20)	46	1,246
Noninterest expense	4,246	3,905	2,178	3,076	3,450	2,286
Net income (loss)	1,454	(1,145)	1,590	798	547	(2,591)
Return on average allocated equity	11.05%	n/m	13.79%	18.19%	12.78%	n/m
Return on average economic capital (2)	26.15	n/m	30.68	23.54	33.81	n/m
Balance Sheet
Average
Total loans and leases	$141,578	$110,755	$277,096	n/m	$103,036	$264,113
Total deposits	466,239	n/m	237,532	n/m	252,705	39,774
Allocated equity	52,947	14,791	46,393	$17,642	17,228	83,565
Economic capital (2)	22,424	14,791	20,857	13,669	6,587	n/m
Period end
Total loans and leases	$138,909	$109,264	$272,224	n/m	$102,903	$260,006
Total deposits	486,160	n/m	237,608	n/m	252,755	30,146

	Fourth Quarter 2011
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,605	$3,276	$4,003	$1,805	$4,167	$4,290
Provision for credit losses	1,297	1,001	(256)	(18)	118	792
Noninterest expense	4,426	4,573	2,137	2,893	3,637	1,856
Net income (loss)	1,243	(1,444)	1,337	(768)	259	1,364
Return on average allocated equity	9.31%	n/m	11.34%	n/m	5.78%	n/m
Return on average economic capital (2)	22.10	n/m	25.06	n/m	14.73	n/m
Balance Sheet
Average
Total loans and leases	$147,150	$116,993	$276,844	n/m	$102,709	$272,808
Total deposits	459,819	n/m	240,732	n/m	250,040	46,055
Allocated equity	53,005	14,757	46,762	$19,130	17,845	76,736
Economic capital (2)	22,418	14,757	21,187	15,154	7,182	n/m
Period end
Total loans and leases	$146,378	$112,359	$278,177	n/m	$103,460	$267,621
Total deposits	464,263	n/m	246,466	n/m	253,264	32,729

	First Quarter 2011
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$8,464	$2,063	$4,702	$5,272	$4,496	$2,098
Provision for credit losses	661	1,098	(123)	(33)	46	2,165
Noninterest expense	4,561	4,777	2,309	3,114	3,589	1,933
Net income (loss)	2,041	(2,400)	1,584	1,394	542	(1,112)
Return on average allocated equity	15.41%	n/m	13.00%	22.02%	12.26%	n/m
Return on average economic capital (2)	36.10	n/m	26.46	25.99	30.98	n/m
Balance Sheet
Average
Total loans and leases	$160,976	$120,560	$256,846	n/m	$100,852	$288,301
Total deposits	457,037	n/m	225,785	n/m	258,719	50,107
Allocated equity	53,700	18,736	49,407	$25,687	17,932	65,307
Economic capital (2)	23,002	15,994	24,299	21,814	7,204	n/m
Period end
Total loans and leases	$156,950	$118,749	$257,468	n/m	$101,287	$286,531
Total deposits	471,009	n/m	229,199	n/m	256,751	36,154

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Return on average economic capital is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Economic capital and return on average economic capital are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. See Reconciliations to GAAP Financial Measures on pages 23-26.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)

Fully taxable-equivalent (FTE) basis data (1)	First Quarter 2012	Fourth Quarter 2011	First Quarter 2011

Net interest income	$11,053	$10,959	$12,397
Total revenue, net of interest expense	22,485	25,146	27,095
Net interest yield (2)	2.51%	2.45%	2.67%
Efficiency ratio	85.13	77.64	74.86

Other Data	March 31 2012	December 31 2011	March 31 2011
Number of banking centers - U.S.	5,651	5,702	5,805
Number of branded ATMs - U.S.	17,255	17,756	17,886
Ending full-time equivalent employees	278,688	281,791	288,913

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 23-26.

(2)
Calculation includes fees earned on overnight deposits placed with the Federal Reserve of $47 million for the first quarter of 2012, and $36 million and $63 million for the fourth and first quarters of 2011, respectively.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Return on average tangible common shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total ending shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders’ equity as key measures to support our overall growth goals.
In addition, the Corporation evaluates its business segment results based on return on average economic capital, a non-GAAP financial measure. Return on average economic capital for the segments is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents average allocated equity less goodwill and a percentage of intangible assets. It also believes the use of this non-GAAP financial measure provides additional clarity in assessing the segments.
In certain presentations, earnings and diluted earnings per common share, the efficiency ratio, return on average assets, return on common shareholders’ equity, return on average tangible common shareholders’ equity and return on average tangible shareholders’ equity are calculated excluding the impact of a goodwill impairment charge of $581 million recorded in the fourth quarter of 2011. Accordingly, these are non-GAAP financial measures.
See the tables below and on pages 24-26 for reconciliations of these non-GAAP financial measures with financial measures defined by GAAP for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	First Quarter 2012	Fourth Quarter 2011	First Quarter 2011

Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$10,846	$10,701	$12,179
Fully taxable-equivalent adjustment	207	258	218
Net interest income on a fully taxable-equivalent basis	$11,053	$10,959	$12,397

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$22,278	$24,888	$26,877
Fully taxable-equivalent adjustment	207	258	218
Total revenue, net of interest expense on a fully taxable-equivalent basis	$22,485	$25,146	$27,095

Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charge

Total noninterest expense	$19,141	$19,522	$20,283
Goodwill impairment charge	—	(581)	—
Total noninterest expense, excluding goodwill impairment charge	$19,141	$18,941	$20,283

Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis

Income tax expense	$66	$441	$731
Fully taxable-equivalent adjustment	207	258	218
Income tax expense on a fully taxable-equivalent basis	$273	$699	$949

Reconciliation of net income to net income, excluding goodwill impairment charge

Net income	$653	$1,991	$2,049
Goodwill impairment charge	—	581	—
Net income, excluding goodwill impairment charge	$653	$2,572	$2,049

Reconciliation of net income applicable to common shareholders to net income applicable to common shareholders, excluding goodwill impairment charge

Net income applicable to common shareholders	$328	$1,584	$1,739
Goodwill impairment charge	—	581	—
Net income applicable to common shareholders, excluding goodwill impairment charge	$328	$2,165	$1,739

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	First Quarter 2012	Fourth Quarter 2011	First Quarter 2011

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$214,150	$209,324	$214,206
Goodwill	(69,967)	(70,647)	(73,922)
Intangible assets (excluding mortgage servicing rights)	(7,869)	(8,566)	(9,769)
Related deferred tax liabilities	2,700	2,775	3,035
Tangible common shareholders’ equity	$139,014	$132,886	$133,550

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$232,566	$228,235	$230,769
Goodwill	(69,967)	(70,647)	(73,922)
Intangible assets (excluding mortgage servicing rights)	(7,869)	(8,566)	(9,769)
Related deferred tax liabilities	2,700	2,775	3,035
Tangible shareholders’ equity	$157,430	$151,797	$150,113

Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity

Common shareholders’ equity	$213,711	$211,704	$214,314
Goodwill	(69,976)	(69,967)	(73,869)
Intangible assets (excluding mortgage servicing rights)	(7,696)	(8,021)	(9,560)
Related deferred tax liabilities	2,628	2,702	2,933
Tangible common shareholders’ equity	$138,667	$136,418	$133,818

Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity

Shareholders’ equity	$232,499	$230,101	$230,876
Goodwill	(69,976)	(69,967)	(73,869)
Intangible assets (excluding mortgage servicing rights)	(7,696)	(8,021)	(9,560)
Related deferred tax liabilities	2,628	2,702	2,933
Tangible shareholders’ equity	$157,455	$154,815	$150,380

Reconciliation of period-end assets to period-end tangible assets

Assets	$2,181,449	$2,129,046	$2,274,532
Goodwill	(69,976)	(69,967)	(73,869)
Intangible assets (excluding mortgage servicing rights)	(7,696)	(8,021)	(9,560)
Related deferred tax liabilities	2,628	2,702	2,933
Tangible assets	$2,106,405	$2,053,760	$2,194,036

Book value per share of common stock

Common shareholders’ equity	$213,711	$211,704	$214,314
Ending common shares issued and outstanding	10,775,604	10,535,938	10,131,803
Book value per share of common stock	$19.83	$20.09	$21.15

Tangible book value per share of common stock

Tangible common shareholders’ equity	$138,667	$136,418	$133,818
Ending common shares issued and outstanding	10,775,604	10,535,938	10,131,803
Tangible book value per share of common stock	$12.87	$12.95	$13.21

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	First Quarter 2012	Fourth Quarter 2011	First Quarter 2011

Reconciliation of return on average economic capital

Consumer & Business Banking

Reported net income	$1,454	$1,243	$2,041
Adjustment related to intangibles (1)	3	5	7
Adjusted net income	$1,457	$1,248	$2,048

Average allocated equity	$52,947	$53,005	$53,700
Adjustment related to goodwill and a percentage of intangibles	(30,523)	(30,587)	(30,698)
Average economic capital	$22,424	$22,418	$23,002

Consumer Real Estate Services

Reported net loss	$(1,145)	$(1,444)	$(2,400)
Adjustment related to intangibles (1)	—	—	—
Adjusted net loss	$(1,145)	$(1,444)	$(2,400)

Average allocated equity	$14,791	$14,757	$18,736
Adjustment related to goodwill and a percentage of intangibles (excluding mortgage servicing rights)	—	—	(2,742)
Average economic capital	$14,791	$14,757	$15,994

Global Banking

Reported net income	$1,590	$1,337	$1,584
Adjustment related to intangibles (1)	1	1	2
Adjusted net income	$1,591	$1,338	$1,586

Average allocated equity	$46,393	$46,762	$49,407
Adjustment related to goodwill and a percentage of intangibles	(25,536)	(25,575)	(25,108)
Average economic capital	$20,857	$21,187	$24,299

Global Markets

Reported net income (loss)	$798	$(768)	$1,394
Adjustment related to intangibles (1)	2	3	3
Adjusted net income (loss)	$800	$(765)	$1,397

Average allocated equity	$17,642	$19,130	$25,687
Adjustment related to goodwill and a percentage of intangibles	(3,973)	(3,976)	(3,873)
Average economic capital	$13,669	$15,154	$21,814

Global Wealth & Investment Management

Reported net income	$547	$259	$542
Adjustment related to intangibles (1)	6	7	9
Adjusted net income	$553	$266	$551

Average allocated equity	$17,228	$17,845	$17,932
Adjustment related to goodwill and a percentage of intangibles	(10,641)	(10,663)	(10,728)
Average economic capital	$6,587	$7,182	$7,204

For footnote see page 26.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	First Quarter 2012	Fourth Quarter 2011	First Quarter 2011

Consumer & Business Banking

Deposits

Reported net income	$310	$149	$361
Adjustment related to intangibles (1)	—	1	1
Adjusted net income	$310	$150	$362

Average allocated equity	$23,194	$23,862	$23,641
Adjustment related to goodwill and a percentage of intangibles	(17,932)	(17,939)	(17,958)
Average economic capital	$5,262	$5,923	$5,683

Card Services

Reported net income	$1,038	$1,029	$1,571
Adjustment related to intangibles (1)	3	4	6
Adjusted net income	$1,041	$1,033	$1,577

Average allocated equity	$20,671	$20,610	$22,149
Adjustment related to goodwill and a percentage of intangibles	(10,492)	(10,549)	(10,640)
Average economic capital	$10,179	$10,061	$11,509

Business Banking

Reported net income	$106	$65	$109
Adjustment related to intangibles (1)	—	—	—
Adjusted net income	$106	$65	$109

Average allocated equity	$9,082	$8,533	$7,910
Adjustment related to goodwill and a percentage of intangibles	(2,099)	(2,099)	(2,100)
Average economic capital	$6,983	$6,434	$5,810

(1)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.